Contribution and Exchange Agreement

This Contribution and Exchange Agreement (this “Agreement”), is entered into as of September 26, 2014, by and among TD Legacy, LLC, a Florida limited liability company (“TD Legacy”), XFit Brands, Inc., a Nevada corporation (“XFit”), and Throwdown Industries Holdings, LLC, a Delaware limited liability company (“TIH”). The above parties are referred to collectively herein as the “Parties” and individually as a “Party”.

RECITALS:

WHEREAS, TD Legacy currently owns 100% of the issued and outstanding membership interest of TIH (the “Membership Interest”);

WHEREAS, the TD Legacy desires to contribute all of its Membership Interest in TIH to XFit, in exchange for the issuance by XFit of four million (4,000,000) shares (the “Shares”) of common stock (the “Common Stock”) to TD Legacy, with the Shares representing all of the issued and outstanding shares of common stock of XFit;

WHEREAS, XFit desires to accept the transfer of the Membership Interest from TD Legacy, and issue the Shares to TD Legacy, in accordance with the above and on the terms and conditions set forth in this Agreement; and

WHEREAS, TIH hereby consents to the proposed reorganization described in this Agreement.

AGREEMENT:

NOW, THEREFORE, in consideration of the mutual covenants and promises herein contained, the Parties agree as follows:

ARTICLE 1

CONTRIBUTION OF MEMBERSHIP INTEREST

1.1           Contribution.

(a)          TD Legacy hereby assigns, transfers, conveys and delivers to XFit, and XFit hereby accepts, all right, title, and interest in and to the Membership Interest owned by TD Legacy.

(b)          TD Legacy shall deliver to XFit its Membership Interest, through executing and delivering such assignments, consents and other transfer documents or instruments as shall be necessary in the reasonable judgment of XFit to evidence the assignment, transfer, conveyance and delivery to XFit of the Membership Interest, all duly executed by TD Legacy.

1.2           Amount and Form of Consideration; Issuance.

(a)          As consideration for TD Legacy’s contribution of the Membership Interest to XFit, XFit hereby issues to TD Legacy the Shares, representing all of the issued and outstanding shares of Common Stock of XFit as of the date hereof.

ARTICLE 2

OWNERSHIP OF NEWCO

2.1           Ownership of Shares of XFit. After the consummation of (i) TD Legacy’s contribution of the Membership Interest to XFit and (ii) the issuance by XFit of the Shares to TD Legacy, the ownership of all issued and outstanding shares of Common Stock of XFit shall be held by TD Legacy.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES

3.1           Representations and Warranties of TD Legacy. TD Legacy represents and warrants to XFit as follows:

(a)          Authority. TD Legacy has the full right, power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby (the “Transactions”). This Agreement has been duly and validly executed and delivered by TD Legacy and constitutes its valid and binding agreement, enforceable against it in accordance with its terms.

(b)          Compliance. TD Legacy is in compliance in all material respects with all applicable federal, state, and local laws, rules, and regulations applicable to ownership of the Membership Interest.

(c)          Brokers and Investment Advisors. No broker, finder, or investment advisor is entitled to any financial advisory, brokerage, or finder’s fee from TD Legacy arising out of any agreement in connection with the execution, delivery, or performance of this Agreement and the Transactions.

(d)          Title to Membership Interest. TD Legacy has good and marketable title to the Membership Interest, free and clear of any mortgages, pledges, liens, encumbrances, charges, security interests, or restrictions on transfer.

(e)          Outstanding Membership Interests. The Membership Interest represents all of the issued and outstanding membership interests of TIH.

3.3           Representations and Warranties of XFit. XFit represents and warrants to TD Legacy as follows:

(a)          Organization. XFit is a duly organized, validly existing corporation in good standing under the laws of the State of Nevada, with full corporate power and authority to own all of its property and assets and to carry on its business as it is now being conducted.

(b)          Authority. XFit has the full right, power, and authority to execute and deliver this Agreement and to consummate the Transactions. This Agreement has been duly and validly authorized, executed and delivered by XFit and constitutes the valid and binding agreement of XFit, enforceable against XFit in accordance with its terms.

(c)          Issuance. The Shares issued by XFit to TD Legacy hereunder have been duly authorized, and are validly issued, fully paid, and nonassessable.

(d)          Compliance. XFit is in compliance in all material respects with all applicable federal, state, and local laws applicable to its business.

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(e)          Brokers and Investment Advisors. No broker, finder, or investment advisor is entitled to any financial advisory, brokerage or finder’s fee from XFit, arising out of any agreement in connection with the Transactions.

ARTICLE 4

COVENANTS

4.1           Further Assurances. On the terms and subject to the conditions of this Agreement, each Party shall use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under applicable laws and regulations to consummate the Transactions.

4.2           Certain Filings. Each party shall cooperate with the other Parties in (a) determining whether any action by or in respect of, or filing with, any governmental body, agency, official or authority is required in connection with the consummation of the Transactions and (b) taking such actions or making such filings, furnishing information required in connection therewith, and seeking timely to obtain such actions, consents, approvals, or waivers.

4.3           Consideration Requirements. XFit hereby agrees and acknowledges that upon the delivery to XFit of the Membership Interest, TD Legacy shall have complied with the requirements of law and XFit’s Articles of Incorporation and Bylaws relating to payment of consideration for the XFit shares.

4.4           Tax Character of Transactions. The Parties hereby agree that the transfer of the Membership Interest by TD Legacy to XFit and the issuance by XFit of the Shares to TD Legacy are exchanges intended to qualify as nontaxable transfers under Section 351 of the Internal Revenue Code of 1986 as amended (the “Code”) and the Treasury Regulations thereunder, and similar state and local income tax provisions. The Parties further agree that each of them will report all such transactions in a manner consistent with such qualification.

4.5           Transfer Taxes. XFit shall be responsible for and pay any sales, use, transfer, or similar taxes or recording fees that may be due or payable by reason of the transfer of the Membership Interest to XFit.

4.6           Cooperation on Tax Matters. Each Party shall use reasonable efforts to minimize taxes with respect to the Transactions to the extent permissible under applicable law. Each Party will cooperate with the others in connection with any tax audit regarding tax matters arising from or related to the Transactions.

ARTICLE 5

MISCELLANEOUS

5.1           Entire Agreement and Waiver. This Agreement contains the entire agreement among the Parties and supersedes all prior and contemporaneous agreements, arrangements, negotiations and understandings among the Parties relating to the subject matter hereof. There are no other agreements, understandings, statements, promises or inducements, oral or otherwise, contrary to the terms of this Agreement. No representations, warranties, covenants or conditions, express or implied, whether by statute or otherwise, other than as set forth herein, have been made by any Party hereto. No waiver of any term, provision, or condition of this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be, or shall constitute, a waiver of any other provision hereof, whether or not similar, nor shall such waiver constitute a continuing waiver, and no waiver shall be binding unless executed in writing by the Party making the waiver.

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5.2           Amendment. No amendment or modification of this Agreement shall be binding unless made in a written instrument that specifically refers to this Agreement and is signed by all Parties.

5.3           Section Headings. The section and other headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of any provisions of this Agreement.

5.4           Severability. In the event that any term or provision of this Agreement shall be determined to be unenforceable, invalid or illegal in any respect, such unenforceability, invalidity or illegality shall not affect any other term or provision hereof.

5.5           Governing Law. In all respects, including all matters of construction, validity and performance, this Agreement and the obligations of each Party arising hereunder shall be governed by, construed and enforced in accordance with, the internal laws of the State of Nevada, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Nevada or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Nevada.

5.6           Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective heirs, successors and permitted assigns. Nothing in this Agreement, whether express or implied, is intended to confer upon any person or entity other than the Parties, their successors and permitted assigns, any rights or remedies under or by reason of this Agreement.

5.7           Assignment. This Agreement shall not be assignable or otherwise transferable by any Party hereto without the prior written consent of the other Parties.

5.8           Survival of Representations and Warranties. All of the representations and warranties of the Parties contained in this Agreement shall survive the completion of the Transactions and continue in full force and effect until thirty (30) days following the expiration of the applicable statutes of limitations (including any extension thereto).

5.9           Facsimile or PDF E-mail Signatures. The Parties agree that this Agreement shall be considered signed when the signature of a Party is delivered by facsimile transmission or PDF e-mail. Such facsimile or PDF e-mail signature shall be treated in all respects as having the same effect as an original signature.

5.10         Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the document.

[Signature page follows]

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IN WITNESS WHEREOF, the undersigned have executed this Contribution and Exchange Agreement to be effective as of the date first written above.

TD Legacy, LLC

/s/ David E. Vautrin
By:	David E. Vautrin
Its:	Chief Executive Officer

XFIT Brands, Inc.

/s/ David E. Vautrin
By:	David E. Vautrin
Its:	Chief Executive Officer

Throwdown Industries Holdings, LLC

/s/ Charles Joiner
By:	Charles Joiner
Its:	President

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